Mr. Cummings next addressed the eleventh item on the agenda concerning the selection and appointment of independent accountants for the Fund's fiscal year ending October 31, 1998. He reviewed with the Directors materials submitted by Coopers. After discussion, and motion duly made and seconded, it was unanimously:

	RESOLVED, that for the fiscal year to end October 31, 1998 the public accounting firm of Coopers & Lybrand, LLP is selected to sign and certify, as independent accountants, any financial statements of the Fund that require such signing and certification for filing with the SEC;

	FURTHER RESOLVED, that the employment of Coopers &
Lybrand, LLP be conditioned upon the right of the Fund by vote of a majority of the outstanding voting securities at any meeting called for the purpose to terminate such employment forthwith without penalty;
and

	FURTHER RESOLVED, that any certificate or report made by Coopers & Lybrand, LLP with respect to the Fund shall be addressed both to this Board and to the shareholders of the Fund.